EXHIBIT 99.1

Former Wendy’s CEO Joins Dutch Bros Board of Directors
GRANTS PASS, Ore. — June 24, 2024 — Dutch Bros Inc. (NYSE: BROS; “Dutch Bros”), a west coast-based drive-thru beverage company focused on making a massive difference one cup at a time, has announced the appointment of Todd Penegor to its Board of Directors, where he will serve as an independent director. Penegor brings extensive executive leadership experience from his tenure as President and CEO of The Wendy’s Company (NASDAQ: WEN), along with previous roles at Kellanova (formerly Kellogg Company) (NYSE: K) and Ford Motor Company (NYSE: F).

“Todd is a values-based leader who drives performance and results through empowerment. His commitment to focusing on quality products and quality people is a common thread between his work and the work we’re doing at Dutch Bros,” said Christine Barone, CEO and president of Dutch Bros. “We look forward to leveraging his extensive experience as we continue to build a Board of Directors that understands the unique needs of a high growth company dedicated to scaling not only performance, but culture.”

Penegor has more than 20 years experience in executive leadership in the food products and consumer goods industries. He most recently served as President and Chief Executive Officer at The Wendy’s Company before retiring in February, 2024. He joined the company in 2013 as Senior Vice President and Chief Financial Officer. Prior to his tenure at The Wendy’s Company, Penegor held several key leadership positions at Kellanova (formerly Kellogg Company) and Ford Motor Company.

“Through my career, I’ve been fortunate to lead great brands working with strong leaders to unlock accelerated growth, keeping a focus on people and connecting to the communities we served,” said Penegor. “I am very excited to partner with Christine and her team to continue to accelerate the growth of a very special brand.”
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In addition to Dutch Bros, Penegor serves on the board of directors of Ball Corporation (NYSE: BALL), Perrigo Company plc (NYSE: PRGO), and Michigan State University- Eli Broad College of Business. Penegor is the second additional independent director added to the Dutch Bros Board of Directors in recent weeks. G.J. Hart, President and Chief Executive Officer of Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB), was announced as Director and Chair of the Compensation Committee on June 4, 2024.

About Dutch Bros Inc.

Dutch Bros Inc. (NYSE: BROS) is a high growth operator and franchisor of drive-thru shops that focus on serving high QUALITY, hand-crafted beverages with unparalleled SPEED and superior SERVICE. Founded in 1992 by brothers Dane and Travis Boersma, Dutch Bros began with a double-head espresso machine and a pushcart in Grants Pass, Oregon. While espresso-based beverages are still at the core of what we do, Dutch Bros now offers a wide variety of unique, customizable cold and hot beverages that delight a broad array of customers. We believe Dutch Bros is more than just the products we serve—we are dedicated to making a massive difference in the lives of our employees, customers and communities. This combination of hand-crafted and high-quality beverages, our unique drive-thru experience and our community-driven, people-first culture has allowed us to successfully open new shops and continue to share the “Dutch Luv” at 876 locations across 17 states as of March 31, 2024.

To learn more about Dutch Bros, visit www.dutchbros.com, follow Dutch Bros on Instagram, Facebook, X, and TikTok, and download the Dutch Bros app to earn points and score rewards!

For Media Relations Inquiries:

Jessica Liddell of ICR
203.682.8208
jessica.liddell@icrinc.com

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